Exhibit 10.12

PURCHASE AND SALE AGREEMENT

Samson Oil and Gas USA, 1726 Cole Blvd, Suite 210, Lakewood, Colorado 80401, (“Seller”) and Kaiser-Francis Anadarko Limited Partnership, 6733 S. Yale Ave., Tulsa, Oklahoma 74136, (“Buyer”) enter into this Purchase and Sale Agreement (this “Agreement”) in consideration of Seller’s agreement to sell and Buyer’s agreement to buy certain properties described in this Agreement pursuant to the terms and conditions hereinafter set forth:

1. Properties. Seller shall convey to Buyer all of Seller’s right, title and interest in, to and under the lands and leases described on Exhibit “A” attached hereto (the “Leases”) and in and to the wells, revenue interest and cost interest described on Exhibit “B” attached hereto (the “Wells”). The Leases and the Wells, including all of Seller’s undivided interests in, to, under and derived from the equipment, unit rights, permits and privileges related to the ownership thereof, are herein collectively referred to as the Properties.

2. Consideration. Buyer agrees to deliver to Seller at the Closing the sum of Four Million Seven Hundred Thirty-Six Thousand Dollars ($4,736,000.00) (the “Purchase Price”) which shall be adjusted pursuant to the terms of this Agreement. Seller and Buyer shall execute and deliver a settlement statement 3 days prior to the Closing that shall set forth the Purchase Price, each adjustment pursuant to Article 10, as applied at the Closing Date, each of which shall be calculated using the best information available as of a date or dates immediately preceding the Closing Date, and the resulting adjusted Purchase Price (the “Closing Amount”).

3. The Closing. Closing shall occur on or before May 8th, 2008 (the “Closing Date”) at a time and place to be agreed to by the parties. The date of the Closing shall not be extended to a later date except in writing by mutual consent of the parties. The Closing means the consummation of the sale of transfer of Seller’s ownership in the Properties and proper payment of the full Purchase Price (the “Closing”).

a. Buyer will make payment of the Purchase Price pursuant to Section 2 via wire transfer payable as follows:

(i) One Million Seven Hundred Ninety Six Thousand Dollars ($1,796,000) to:

Wells Fargo
ABA# 121000248
Samson Oil and Gas
Account #4121371694
SWIFT Code: WFBIUS6S
Telephone No.: 303-863-6385

(ii) Two Million Nine Hundred and Forty Thousand Dollars ($2,940,000) to:

US Bank
ABA# 102000021
Davis, Graham & Stubbs, LLP Agency Account
Account # 120404713212
Client Reference: 191937-0011
Telephone No.: (303) 892-7496

b. A form of assignment is attached hereto as Exhibit “C” (the “Assignment”). Upon receipt of Purchase Price via wire transfer, the Assignment shall be executed and delivered to Buyer.

c. Seller shall deliver to Buyer at Closing a Non-Foreign Affidavit in the form of Exhibit “I” attached hereto.

4. Effective Time. The Assignment shall be effective as of January 1, 2008, at 7:00 a.m., local time where the Properties are located (the “Effective Time”).

5. Files, Records and Due Diligence. Prior to the Closing, Seller shall allow Buyer to examine, at Seller’s offices (during normal business hours), all files relating to the Properties. The Buyer shall have a reasonable amount of time to examine title, environmental condition, mechanical condition, applicable contracts and agreements, gas balancing status and payout status with all being acceptable to Buyer before Closing. Buyer shall notify Seller of any defects prior to Closing. Buyer and Seller shall in good faith negotiate the adjustments to the Purchase Price, using the values set forth on the Exhibit “B”, for any defects not cured by Seller or accepted by Buyer prior to Closing. However, there shall be no adjustment to the Purchase Price unless the aggregate value of the defects not cured or waived by Buyer prior to Closing exceeds $50,000. In addition, in the event the aggregate value of such defects exceeds fifteen percent (15%) of the Purchase Price, Seller or Buyer shall have the right to terminate this Agreement.

6. Post-Closing Statement. No later than ninety (90) days after the Closing, or as soon thereafter as practicable, Seller shall deliver to Buyer a final settlement statement that will reconcile the actual expenses and revenues attributable to the period of time between the Effective Time and the Closing. The parties shall use their best efforts to agree to such settlement statement within thirty (30) days after delivery by Buyer. Any payment due pursuant to this Section 6 shall be made within fifteen (15) days following agreement on the settlement statement.

7. Seller Warranties. Seller represents and warrants that there are no: (i) material contracts; (ii) gas imbalances; (iii) environmental notices received by the Seller; (iv) preferential rights or consents; or pending litigation pertaining to Seller’s interests in the Properties which are not disclosed on Exhibits “D” through “H” respectively. Said exhibits are summarized as follows:

Exhibit “D” - Material Contracts (relating to properties not operated by Buyer or that relate specifically only to Seller)

Exhibit “E” - Gas Imbalances

Exhibit “F” - Environmental Notices

Exhibit “G” - Preferential Rights or Consents

Exhibit “H” - Pending Litigation

8. Representations of Seller. Seller represents to Buyer that:

a. It is, and until the Closing, shall continue to be a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified and authorized to do business in the State of Oklahoma.

b. It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, (i) any provision of its charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound.

c. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

d. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered.

e. Seller is (and at the Closing will be) the record owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire Seller’s title to, the Properties with working interest no greater than and net revenue no less than those expressed on Exhibit “B” hereto, free and clear of all Liens by, through and under Seller, but not otherwise.

f. There are no Proceedings pending or, to Seller's Knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

9. Representations of Buyer. Buyer represents to Seller that:

a. It is, and until the Closing, shall continue to be a limited partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is qualified and authorized to do business in the State of Oklahoma.

b. It has all requisite power and authority to carry on their business as presently conducted, to enter into this Agreement, and to perform their obligations under this Agreement.

10. Operations Prior to the Closing, Production and Expenses. Except as otherwise provided herein, the parties will apportion all benefits and obligations of every kind and nature relating to the Properties on an accrual basis as of the Effective Time using generally accepted accounting principles. Additionally, the Seller shall receive an upward adjustment to the Purchase Price for the value of all merchantable allowable oil or other liquids in storage owned by Seller above the pipeline connection at the Effective Time, and not previously sold by Seller, that is credited to the Properties, such value to be the contract price, or if no contract is in effect, the actual sales price, less taxes or gravity adjustments deducted by the purchaser of such oil or other liquids. Not limiting the foregoing, Seller shall be responsible for payment of all expenses incurred and for its share of disbursements (or directions of disbursements) of revenue received, with respect to the Properties prior to the Effective Time. Buyer shall promptly turn over to Seller all proceeds of production and all reimbursements of expenses previously paid by Seller which are received by Buyer after the Closing Date and which are attributable to the Properties for any period of time prior to the Effective Time and which have not been accounted for on the Closing settlement statement.  Buyer shall be responsible for payment of all expenses incurred and for disbursements of revenue received, with respect to the Properties from and after the Effective Time. Expenses under this Section shall include, except as provided to the contrary in this Agreement, any expenses incurred for the Properties transferred by this Agreement. Seller shall promptly turn over to Buyer all proceeds of production and all reimbursements of expenses previously paid by Buyer which are received by Seller after the Closing Date and which are attributable to the Properties for any period of time after the Effective Time and which have not been accounted for on the Closing settlement statement. This obligation shall survive and continue beyond the Closing.

11. Taxes.

a. All property and ad valorem taxes assessed for the production year 2007 shall be the responsibility of the Seller. Buyer shall be responsible for said taxes for periods after the Effective Time. All property and ad valorem taxes assessed for any production year prior to 2007 shall be the responsibility of Seller.

b. Sales taxes, documentary stamp taxes, transfer taxes, and other similar taxes resulting from the sale of the Properties, shall be paid by Buyer. Buyer shall remit all taxes, which result from the sale, including documentary stamp taxes and transfer taxes, directly to the appropriate taxing agency for such taxes.

12. Operations by Buyer. From and after the Effective Time, Buyer shall assume and agree to perform obligations and implied covenants of Seller relating to the Properties, except those arising out of any actions, suits, claims, or demands incurred or arising from acts or omissions of Seller as owner of the Properties prior to the Effective Time and those accruing or arising from a breach by Seller of any representation, warranty, covenant, or agreement contained herein.

13. Indemnities.

a. Buyer.  Except as otherwise provided herein, upon the Closing Buyer does hereby agree to defend, save harmless, and indemnify Seller, its officers, directors, and stockholders, from all loss, cost, expense (including attorney’s fees and expenses), penalties and liabilities (i) arising out of any actions, suits, claims, or demands incurred as a result of or arising from acts or omissions of Buyer as owner of the Properties after the Effective Time or arising in any other manner from the ownership and operation of the Properties after the Effective Time, or (ii) resulting from or related to any representation or warranty of Buyer contained herein being untrue or any warranty, agreement, or covenant of Buyer contained herein being breached. Such indemnity and hold harmless by Buyer shall not extend to liabilities to the extent they arise from Seller’s own gross negligence or willful misconduct. In no event shall Buyer be obligated to indemnify Seller for any consequential, exemplary, special or punitive damages, except to the extent that such damages are obtained by a third party (not Seller or its officers, directors, employees or agents) and Buyer is obligated under this Agreement to indemnify the Seller from and against such third party claim, the damages or costs incurred in such claim, or both.

b. Seller. Seller shall be responsible for any obligation, claim, demand, or cause of action related to the Properties, which accrues or arises prior to the Effective Time, except those attributable to the negligent acts or omissions of Buyer prior to the Effective Time. Seller shall defend, save harmless, and indemnify Buyer, its officers, directors, and shareholders from all loss, cost, expense (including attorney’s fees and expenses), penalties and liabilities (i) arising out of any actions, suits, claims, or demands incurred as a result of or arising from acts or omissions of Seller prior to the Effective Time, (ii) resulting from or relating to any representation or warranty of Seller contained herein being untrue or any warranty, agreement, or covenant of Seller contained herein being breached, and (iii) attributable or related to or arising out of any litigation, claims, or demands which may be instituted by Seller’s security holders, creditors, or employees arising out of or related to the transactions contemplated herein. Such indemnity and hold harmless by Seller shall not extend to liabilities to the extent they arise from Buyer’s own gross negligence or willful misconduct. In no event shall Seller be obligated to indemnify Buyer for any consequential, exemplary, special or punitive damages, except to the extent that such damages are obtained by a third party (not Buyer or its officers, directors, employees or agents) and Seller is obligated under this Agreement to indemnify the Buyer from and against such third party claim, the damages or costs incurred in such claim, or both.

14. Mutuality. Buyer and Seller hereby acknowledge and declare that this Agreement was prepared by the effort both parties. Accordingly, in the event of any ambiguity in this Agreement, there shall be no presumption that this Agreement was prepared solely by either party.

15. Headings. The headings of the articles and sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of the terms and provisions of this Agreement.

16. Notice. All communications required or permitted under this Agreement shall be in writing. All such communications shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such communications shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made. Notices to Seller and Buyer shall be made at the addresses set forth below:

Seller
Samson Oil and Gas USA
1726 Cole Blvd Suite 210
Lakewood, Colorado 80401
Attn: Robert Gardner
(303) 524-3362 - office
(303) 295-1961 - fax

Buyer
Kaiser Francis Oil Company
6733 South Yale Avenue
Tulsa, Oklahoma 74136
Attn: Jim Sullivan
(918) 491-4543 - office
(918) 491-4694 - fax

17. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.

18. Governing Law. This Agreement shall be construed under the laws where the Properties are located.

19. Waiver of Jury Trial. The parties (a) agree not to elect a trial by jury of any issue triable of right by a jury, and (b) waive trial by jury in any action or proceeding arising out of or relating to the operation of this Agreement or the transactions contemplated hereby. It is understood and agreed that this waiver constitutes a waiver of trial by jury of all claims against all parties to any such action or proceedings, including claims against persons or entities that are not parties to this Agreement. This waiver of jury trial is separately given, knowingly, willingly and voluntarily made by each party to this Agreement, and each party agrees that no representations of fact or opinion has been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect.

20. Complete Agreement. This Agreement, when executed by Seller and Buyer shall supersede all previous agreements, communications, or representations, either written or oral, between Seller and Buyer regarding the subject matter hereof.

21. Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

22. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but such counterparts together shall constitute for all purposes one agreement.

Executed on this the 6th day of May, 2008, but effective as of the Effective Time.

[signature page to follow]

SELLER
SAMSON OIL AND GAS USA, INC.

/s/ Terence Barr
By: Terence Barr Title: President

BUYER
KAISER-FRANCIS ANDARKO LIMITED PARTNERHIP
by Kaiser-Francis Anadarko LLC, its General Partner

/s/ Jim Sullivan
By: Jim Sullivan Title: Attorney-in-Fact